Exhibit 15
The Board of Directors and Shareholders of Harris Stratex Networks, Inc.
We are aware of the incorporation by reference in the Registration Statement Form S-8 (No. 333-140442) of Harris Stratex Networks, Inc. dated February 5, 2007 and Registration Statement Form S-3 (No. 333-140193) dated January 12, 2009 of Harris Stratex Networks, Inc. for the registration of 520,445 shares of its Class A Common Stock of our reports dated October 31, 2008 and February 6, 2009 relating to the unaudited condensed consolidated interim financial statements of Harris Stratex Networks, Inc. that are included in its Forms 10-Q for the quarters ended September 26, 2008 and January 2, 2009.

/s/ Ernst & Young LLP
Raleigh, North Carolina
February 6, 2009